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                                                                     Exhibit 3.1
                                 eSYLVAN, INC.

                     ARTICLES OF AMENDMENT AND RESTATEMENT

     eSylvan, Inc., having its principal office at 34 Market Place, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended and as so amended is restated by striking out in its entirety the existing Charter and inserting in lieu thereof the following:

                                   ARTICLE I
                                     NAME

     The name of the corporation (which is hereinafter called the "Corporation") is: eSylvan, Inc.


                                   ARTICLE II
                     PURPOSES FOR WHICH CORPORATION FORMED

     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "MGCL").

                                  ARTICLE III
                      RESIDENT AGENT AND PRINCIPAL OFFICE

     The post office address of the principal office of the Corporation in this State is 34 Market Place, Baltimore, Maryland 21202. The resident agent of the Corporation in this State is Robert Zentz, 1000 Lancaster Street, Baltimore, Maryland 21202. Said resident agent is a Maryland resident.

                                   ARTICLE IV
                                AUTHORIZED STOCK

     The total number of shares of stock of all classes which the Corporation has authority to issue is One Hundred Million (100,000,000) shares, of which Seventy Million (70,000,000) shares shall be of a class designated as Common Stock, with a par value of One Mill ($0.001) per share (the "Common Stock"), Twenty Million (20,000,000) shares shall be of a class designated as Class A Common Stock, with a par value of One Mill ($0.001) per share (the "Class A Common Stock"), and Ten Million (10,000,000) shares shall be of a class designated as Series A Preferred Stock, with a par value of One Mill ($0.001)
per share (the "Series A Preferred Stock"). The aggregate par value of all shares having par value is One Hundred Thousand Dollars ($100,000).
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     Subject to the authority of the Board of Directors under Article V, Section
4, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock, the Class A Common Stock and the Series A Preferred Stock are as follows:

A.  COMMON STOCK.
    ------------

          1.  Dividends and Distributions.  Subject to the provisions of law and
              ---------------------------
this charter, the holders of Common Stock shall be entitled to receive, together with the holders of any and all classes or series of stock or securities of the Corporation convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being called "Convertible Securities") that are entitled to receive dividends or distributions on or with respect to the Common Stock under the provisions of law or this charter, as, if and when declared by the Board of Directors, out of funds legally available for such purpose, any and all dividends or distributions declared and paid by the Corporation on or with respect to the Common Stock, with each such holder receiving its pro rata portion (assuming the conversion of all such outstanding Convertible Securities that are entitled to receive such dividends or distributions) of any such dividend or distribution.

          2.  Liquidation Rights.  Subject to the provisions of law and this
              ------------------
charter, in the event of the dissolution, liquidation or winding up of the Corporation (a "Liquidation Event"), the assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of Common Stock, together with the holders of Convertible Securities entitled to participate in such distribution under the provisions of law or this charter, on a pro rata basis (assuming the conversion of all such outstanding Convertible Securities).

          3.  Voting Rights.  Except as otherwise required by law or provided
              -------------
herein, the holders of Common Stock, together with the holders of Convertible Securities entitled to vote on matters submitted to stockholders of the Corporation, shall vote together, as a single class, on all matters submitted to stockholders of the Corporation for their action or consideration. Each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock held of record by such holder. Except as otherwise required by law, holders of Common Stock shall not have cumulative voting rights.

B.  CLASS A COMMON STOCK.
    --------------------

          1.  Dividends and Distributions.  Subject to the provisions of law and
              ---------------------------
this charter, the holders of Class A Common Stock, together with the holders of Common Stock and the holders of other Convertible Securities entitled to receive dividends or distributions on or with respect to the Common Stock under the provisions of law and this charter, shall be entitled to receive as, if and when declared by the Board of Directors, out of funds legally available for such purpose, any and all dividends or distributions declared and paid by the Corporation on or with respect to the Common Stock, with each such holder receiving its pro rata portion (assuming the conversion of all

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outstanding Class A Common Stock and such other Convertible Securities that are entitled to receive such dividends or distributions) of any such dividend or distribution.

          2.  Liquidation Rights.  Subject to the provisions of law and this
              ------------------
charter, upon a Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of Class A Common Stock, together with the holders of Common Stock and the holders of other Convertible Securities entitled to participate in such distribution under the provisions of law and this charter, on a pro rata basis (assuming the conversion of all outstanding Class A Common Stock and such other Convertible Securities).

          3.  Voting Rights.  Except as otherwise required by law or provided
              -------------
herein, the holders of Class A Common Stock, together with the holders of Common Stock and the holders of other Convertible Securities entitled to vote on matters submitted to stockholders of the Corporation, shall vote together, as a single class, on all matters submitted to stockholders of the Corporation for their action or consideration. Each holder of Class A Common Stock shall be entitled to cast one (1) vote for each share of Common Stock into which such shares of Class A Common Stock then held of record by such holder may be converted in accordance with Section B.4 of this Article IV. Except as otherwise required by law, holders of Class A Common Stock shall not have cumulative voting rights.

          4.   Conversion of Class A Common Stock.
               ----------------------------------

     (a) All outstanding shares of Class A Common Stock shall automatically convert to fully paid and nonassessable shares of Common Stock on the basis of one share of Common Stock for each share of Class A Common Stock (the "Conversion Ratio") (i) upon a determination of the Board of Directors of the Corporation, (ii) upon the closing of a firm commitment underwritten public offering (pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar Federal statute then in force) of shares of capital stock of the Corporation in which (a) the aggregate price paid for such shares by the public shall be Ten Million Dollars ($10,000,000) or more, and (b) the price paid by the public for such shares reflects a preoffering valuation of the Corporation of Forty Million Dollars ($40,000,000) or more (a "Qualified IPO"), (iii) upon the listing of shares of a class of the Corporation's capital stock on the New York Stock Exchange, Inc, the American Stock Exchange, Inc. or the Nasdaq National Market or any successor markets or exchanges, or (iv) immediately prior to the consummation of a sale or other disposition (or series thereof) of all or a substantial portion of the Corporation's assets, or of any reorganization, consolidation, merger or statutory share exchange of the Corporation which is to be effected in such a way that holders of the Corporation's capital stock shall be entitled to receive cash, assets or securities of another entity in exchange for the capital stock of the Corporation. Holders of shares of Class A Common Stock so converted shall deliver to the Corporation, at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any payment in lieu of fractional

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shares to which such holder may be entitled.  Until such time as a holder of shares of Class A Common Stock shall surrender the certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

     (b) If the Corporation subdivides (by any stock split, dividend, distribution, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares, the applicable Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased to account for such subdivision; provided, however, that notwithstanding the foregoing, the Conversion Ratio shall not be increased if the holders of Class A Common Stock participate in such subdivision under the provisions of law or this charter. If the Corporation combines (by reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, the applicable Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased.

     (c) No fractional shares shall be issued upon conversion of Class A Common Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the preceding sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the fractional share of Class A Common Stock that has converted into a fractional share of Common Stock an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

     (d) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

     (e) In the event the Corporation combines (by reverse stock split) the outstanding Class A Common Stock into a smaller number of shares, and as a result of such combination the holders of Class A Common Stock are entitled to receive cash, the shares of Class A Common Stock so combined shall be valued as though such shares had been converted to Common Stock immediately prior to such combination.

          5.  Redemption of Class A Common Stock.
              ----------------------------------

     (a) Upon (i) the death or dissolution of a holder of any shares of Class A Common Stock (a "Holder"); (ii) an Involuntary Transfer, as defined in Section B.5(c) of this Article IV, of any shares of Class A Common Stock held by a

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Holder; (iii) a Voluntary Transfer, as defined in Section B.6(a) of this Article
IV, of any shares of Class A Common Stock held by a Holder; (iv) the termination of any license agreement (a "License Agreement"), between a Holder and Sylvan Learning Systems, Inc., or any of its Affiliates or Associates (as such terms are defined in Section 3-801 of the MGCL), pursuant to which such Holder is licensed the right to offer a proprietary system of programs, systems, teaching and management techniques, individualized diagnostic tests and academic and educational courses or programs, for any or no reason by any party to such License Agreement; (v) the termination or expiration of the rights granted to a Holder by Sylvan Learning Systems, Inc., or any of its Affiliates or Associates, under an area development agreement (a "Development Agreement"), with respect to a specific territory, if prior to the termination or expiration of such rights, such Holder has not entered into a License Agreement pertaining to the territory for which such rights have terminated or expired; or (vi) the Transfer, as defined below, by a Holder of its License Agreement or its rights under a Development Agreement with respect to a specific territory, then for a period beginning on the occurrence of any such event and ending One Hundred Eighty
(180) days following the date on which the Corporation receives written notice of the occurrence of any such event (the "Redemption Period"), the Corporation shall have the right, but not the obligation, to redeem, at the price and upon the terms contained in this Section B.5, (A) in the case of (i), (ii), and (iii) above, any or all shares of Class A Common Stock then registered in such Holder's name; (B) in the case of (iv) above, any or all shares of Class A
Common Stock issued to such Holder under that certain subscription agreement between such Holder and the Corporation that sets forth the terminated License Agreement number or the territory covered by the terminated License Agreement;
(C) in the case of (v) above, any or all shares of Class A Common Stock issued to such Holder under that certain subscription agreement between such Holder and the Corporation that sets forth the territory for which the rights granted under a Development Agreement have terminated or expired; and (D) in the case of (vi) above, any or all shares of Class A Common Stock issued to such Holder under that certain subscription agreement between such Holder and the Corporation that sets forth the transferred License Agreement number or the territory for which the rights granted under a Development Agreement have been transferred. All shares of the Class A Common Stock redeemable under this Section B.5 are hereinafter referred to as the "Redeemable Stock." For purposes of Section B.5(a), a "Transfer" shall be deemed to occur when (x) a licensee under a License Agreement or potential licensee under a Development Agreement directly or indirectly sells, assigns, transfers, conveys, gives away, pledges, mortgages or otherwise encumbers any interest in a License Agreement or Development Agreement or any portion or aspect thereof, or (y) a licensee under a License Agreement, a potential licensee under a Development Agreement or any holder of equity or voting interests in such licensee or potential licensee, directly or indirectly, in a single transaction or a series of related transactions, sells, assigns, transfers, conveys, gives away, pledges, mortgages or otherwise encumbers any equity or voting interest in the licensee or potential licensee if the effect of the transaction is to reduce the aggregate percentage of equity interests or voting interests of all equity holders or holders of voting interests of the licensee or potential licensee prior to the Transfer to less than fifty-one percent. Notwithstanding anything to the contrary contained in this Section B.5(a), shares of Class A Common Stock of a deceased Holder shall not be redeemable under this Section B.5(a) in the event, within thirty (30) days following the death of such Holder, (x) such Holder's spouse or lineal descendant(s) becomes a party to such Holder's License Agreement or Development Agreement, (y) such Holder's spouse or lineal descendant(s) that becomes a party to such Holder's License Agreement or Development Agreement becomes the holder of the shares of Class A Common Stock formerly held by such deceased Holder, and
(z) such Holder's spouse or lineal descendant(s) that becomes a party to such Holder's License Agreement or Development Agreement acknowledges in writing that he is subject to the transfer restrictions set forth in that certain subscription agreement between the Corporation and such deceased Holder.
Further, the restrictions on transfer set forth in Section B.6 of this Article
IV shall not apply to a transfer from a deceased Holder to such deceased
Holder's spouse or lineal descendants pursuant to and in accordance with the terms of the immediately preceding sentence. Notwithstanding anything to the contrary contained in this Section B.5(a), the Redemption Period upon a Voluntary Transfer shall commence on the later to occur of the effective date of any determination that the provision set forth in the first two sentences of Section B.6(a) of this Article IV is void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, or the date upon which the Corporation receives written notice of a Voluntary Transfer.

     (b) At any time during the applicable Redemption Period, the Corporation may exercise its right to redeem any shares of Redeemable Stock held by a Holder by sending written notice (the "Redemption Notice") to such Holder specifying the Redemption Price, as defined below, the date upon which the Redemption Price shall be payable (the "Redemption Date"), the number of shares of Redeemable Stock to be redeemed and the place where the Redemption Price shall be payable. The Redemption Notice shall be addressed to such Holder at the address of such Holder shown upon the records of the Corporation. At the close of business on the Redemption Date, without any action on the part of the Holder of such Redeemable Stock, the shares of Redeemable Stock to be redeemed on such Redemption Date shall automatically become and be converted into the right to receive cash in the amount of the Redemption Price, without interest, upon surrender of the certificates representing such shares of Redeemable Stock.
From and after the close of business on the Redemption Date, all rights of the Holder (except the right to receive the Redemption Price) shall cease with respect to the shares of Redeemable Stock to be redeemed on such Redemption Date, except the right to receive the Redemption Price from the Corporation, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (c) For purposes of this Section B.5, the occurrence of any of the following events shall constitute an "Involuntary Transfer" of Class A Common
Stock: (i) if any shares of Class A Common Stock are attached or taken in execution; (ii) if a Holder applies for the benefit of, or files a case under, any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors; (iii) if a case or proceeding is brought against a Holder under any provision of the federal bankruptcy law or any other law relating to insolvency or relief of debtors which is not dismissed within thirty (30) days after the commencement thereof; (iv) if a Holder makes an assignment for the benefit of creditors; (v) if any shares of Class A Common Stock are made subject to a charging order; or (vi) if any shares of Class A Common Stock are transferred pursuant to a divorce decree.

     (d) The Redemption Price of Redeemable Stock payable under this Section B.5 shall be an amount equal to the product obtained by multiplying (i) the number of shares of Redeemable Stock being redeemed, by (ii) the greater of (x) $0.875 (as adjusted for stock splits, stock dividends, recapitalizations or similar transactions with respect to the Class A Common Stock) or (y) the most recently appraised value per share of the Class A Common Stock as determined or approved by the Board of Directors of the Corporation. The Redemption Price determined in accordance with this Section B.5(d) shall constitute the full and exclusive price for redemption of Redeemable Stock under this Section B.5.

     (e) On the Redemption Date, the certificates representing shares of Redeemable Stock to be redeemed shall be delivered by the Holder to the Corporation. If the certificates representing any shares of Redeemable Stock to be redeemed have not been surrendered by the Holder, all rights of the Holder with respect to said Redeemable Stock (including voting rights) nonetheless shall cease and terminate.

     6.  Restrictions on Transfer of Class A Common Stock.
         ------------------------------------------------

     (a) The Corporation has determined that the continued ownership of Class A Common Stock only by Holders that have entered into License Agreements will encourage such Holders to support and participate in the Corporation's business plan and perpetuate harmony in the Corporation's management, policies and operations. Accordingly, any transfer of shares of Class A Common Stock except to the Corporation shall be null and void, and the Corporation shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Class A Common Stock pursuant to any such transfer and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void, invalid or otherwise unenforceable by virtue of any legal decision, statute, rule or regulation, then any such transfer of shares of Class A Common Stock except to the Corporation, whether voluntary, involuntary or otherwise, shall be deemed a "Voluntary Transfer" for purposes of Section B.5 of this Article IV.

     (b) Each certificate of Class A Common Stock shall be endorsed by the Secretary of Corporation as follows:

     The Class A Common Stock evidenced by this certificate is subject to restrictions on transfer set forth in the Charter of the Corporation. The Corporation will furnish information about the restrictions to any stockholder upon request and without charge.

     (c) The Corporation may note upon its stock transfer records a "stop transfer order" with respect to the Class A Common Stock in order to enforce the restrictions on transfer hereinabove described. The Corporation or its agent shall not be liable for any refusal to transfer the Class A Common Stock upon the books of the Corporation, except in compliance with the terms and conditions of such restrictions.

     (d) The restrictions on transfer set forth in this Section 6 shall terminate upon the earlier to occur of September 30, 2010 or any of the following events:

     (i) A determination of the Board of Directors;

     (ii) The cessation of the Corporation's business; or

     (iii) The bankruptcy, liquidation, receivership, or dissolution of, or assignment for the benefit of creditors by, the Corporation.

C.   SERIES A PREFERRED STOCK.
     ------------------------

          1.  Dividends and Distributions.  Subject to the provisions of law and
              ---------------------------
this charter, the holders of Series A Preferred Stock (i) together with the holders of Common Stock and the holders of other Convertible Securities entitled to receive dividends or distributions on or with respect to the Common Stock under the provisions of law and this charter, shall be entitled to receive as, if and when declared by the Board of Directors, out of funds legally available for such purpose, any and all dividends or distributions declared and paid by the Corporation on or with respect to the Common Stock, with each such holder receiving its pro rata portion (assuming the conversion of all outstanding Series A Preferred Stock and such other Convertible Securities that are entitled to receive such dividends or distributions) of any such dividend or distribution; and (ii) shall be entitled to receive as, if and when declared by the Board of Directors, out of funds legally available for such purpose, any and all dividends or distributions declared and paid by the Corporation on or with respect to the Series A Preferred Stock, with each such holder receiving its pro rata portion of any such dividend or distribution.

          2.  Liquidation Rights.  Subject to the provisions of law and this
              ------------------
charter, upon a Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of Series A Preferred Stock, together with the holders of Common Stock and the holders of other Convertible Securities entitled to participate in such distribution under the provisions of law and this charter, on a pro rata basis (assuming the conversion of all outstanding Series A Preferred Stock and such other Convertible Securities).

          3.  Voting Rights; Directors.
              ------------------------

     (a) Except as otherwise required by law or provided herein, the holders of Series A Preferred Stock, together with the holders of Common Stock and the holders of other Convertible Securities entitled to vote on matters submitted to stockholders of the Corporation, shall vote together, as a single class, on all matters submitted to stockholders of the Corporation for their action or consideration. Each holder of Series A Preferred Stock shall be entitled to cast five (5) votes for each share of Common Stock into which such shares of Series A Preferred Stock then held of record by such holder may be converted in accordance with Section C.4 of this Article IV. Except as otherwise required by law, holders of Series A Preferred Stock shall not have cumulative voting rights.

     (b) The holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation by a plurality vote of the Series A Preferred Stock.

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

          4.  Conversion of Series A Preferred Stock.
              --------------------------------------

              (a) In General.  At any time and from time to time prior to the
                  ----------
consummation of a "Qualified IPO" (as defined in Section B.4 of this Article
IV), any holder of Series A Preferred Stock may convert all or any of the shares of Series A Preferred Stock then held by such holder into a number of shares of Common Stock computed by multiplying the number of shares of Series A Preferred Stock proposed to be converted by $$1.90, and dividing the result by the applicable "Conversion Price" (as defined herein) then in effect. The initial conversion rate for Series A Preferred Stock surrendered for conversion shall be one share of Common Stock for each share of Series A Preferred Stock surrendered for conversion, representing an initial "Conversion Price" of $1.90 per share of Common Stock, subject to adjustment as hereinafter provided.

              (b)  Conversion Procedure.
                   --------------------

          (i) Any holder of shares of Series A Preferred Stock desiring to convert any portion thereof into Common Stock shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the principal office of the Corporation, together with written notice that such holder elects to convert all or any number of the shares of Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If reasonably required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the Corporation shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of whole shares of Common Stock to which such holder or such nominees shall be entitled, together with any payment in lieu of fractional shares to which such holder may be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

          (ii) No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the preceding sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the fractional share of Series A Preferred Stock that has converted into a fractional share of Common Stock an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

          (iii) In case of any Liquidation Event, the conversion rights set forth in this Section C.4 shall cease and terminate at the close of business on the business day fixed for payment of the amount distributable to the holders of shares of Series A Preferred Stock pursuant to Section C.2 of this Article IV.

          (iv) The Corporation shall assist and cooperate with any holder of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation). The Corporation shall take all such actions as may be reasonably necessary to ensure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation.

          (c) Subdivision or Combination of Common Units.  If the Corporation
              ------------------------------------------
subdivides (by any stock split, dividend, distribution, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased to account for such subdivision, and if the Corporation combines (by reverse stock split or otherwise) the outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (d) Adjustment of Conversion Price Upon Certain Issuances of Stock.
              --------------------------------------------------------------
If the Corporation shall issue or sell, or is, in accordance with subparagraphs
(i) through (vi), deemed to have issued or sold, any shares of stock (including Common Stock and all Options and Convertible Securities) for a consideration per share less than the applicable Conversion Price for the shares of Series A Preferred Stock in effect immediately prior to the time of such issue or sale (a "Dilutive Event"), then, forthwith upon such Dilutive Event, such applicable Conversion Price shall be reduced concurrently with such issue to an amount equal to the quotient of (i) (A) the Conversion Price immediately prior to such Dilutive Event, multiplied by (B) the number of shares of Common Stock outstanding immediately prior to such Dilutive Event determined on a fully-diluted basis assuming the conversion or exercise of all outstanding shares of Series A Preferred Stock, Class A Common Stock and all other Options (as that term is defined in subsection (d)(i) below) or Convertible Securities ("Fully-Diluted Basis"), plus (C) the aggregate consideration, if any, received or to be received by the Corporation upon such Dilutive Event, divided by (ii) the sum of the number of shares of Common Stock outstanding immediately after such Dilutive Event, determined on a Fully-Diluted Basis. The Conversion Price shall be determined in accordance with the foregoing formula and shall be rounded to the nearest one tenth of one cent ($0.001).

For purposes of this Section C.4(d) of Article IV, the following subparagraphs
(i) to (vi) shall also be applicable:

          (i) Issuance of Rights or Options.  In case the Corporation shall in
              -----------------------------
any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, shares of Common Stock (such warrants, rights or options being called "Options") or any Convertible Securities, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon the exercise of such

Options or upon the conversion or exchange of such Convertible Securities (determined, by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Conversion Price for the Series A Preferred Stock immediately prior to the time of the granting of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii), no adjustment of any Conversion Price shall be made upon the actual issue of such shares of Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such shares of Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities.  In case the Corporation
               ----------------------------------
shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange (determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price for the Series A Preferred Stock immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to be outstanding, provided that
(a) except as otherwise provided in subparagraph (iii), no adjustment of any Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of any Conversion Price have been or are to be made pursuant to other provisions of this Section C.4(d) of Article IV, no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

          (iii)  Change in Option Price or Conversion Rate.  Upon the happening
                 -----------------------------------------
of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the applicable Conversion Price for the Series A Preferred Stock at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding included such changed purchased price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but in no event will the applicable Conversion Price be readjusted to an amount greater than the applicable Conversion Price which would have been in effect had the Options or Convertible Securities subject to the above described consideration changes never been granted, issued or sold. In addition, on the expiration or exchange of any Option or Convertible Securities prior to the conversion of the Series A Preferred, the applicable Conversion Price then in effect hereunder shall forthwith be adjusted to the applicable Conversion Price which would have been in effect had such Options or Convertible Securities never been issued; provided, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Options or Convertible Securities shall be included in the readjustment computation even though such Options or Convertible Securities shall have expired or terminated; provided, further, that no such readjustment to the Conversion Price shall affect any Common Stock previously issued upon conversion of the Series A Preferred Stock.

          (iv) Distribution of Stock.  In case the Corporation shall make any
               ---------------------
distribution upon any Common Stock of the Corporation payable in Common Stock, Options or Convertible Securities, any such securities issued in payment of such distribution shall be deemed to have been issued or sold at a consideration equal to $.01 per share.

          (v) Consideration.  In case any Common Stock, Options or Convertible
              -------------
Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any amounts paid or receivable for accrued interest, expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any amounts paid or receivable for accrued interest and any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, the consideration shall be allocated between the Options and such other securities as determined in good faith by the Board of Directors.

          (vi) In case any event shall occur as to which the provisions of this Section C.4(d) are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, the Corporation shall make a good faith adjustment to the

Conversion Price in accordance with the intent of this Section C.4(d) and, upon the written request of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section C.4(d), necessary to preserve, without dilution, the conversion rights associated with the Series A Preferred Stock. Upon receipt of such opinion, the Corporation shall promptly mail a copy thereof to the holders of each share of Series A Preferred Stock and shall make the adjustments described therein.

          (e) Notification.  Immediately upon any adjustment of the applicable
              ------------
Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

          (f) Certain Issues of Common Stock Excepted.  The Corporation shall
              ---------------------------------------
not be required to make any adjustment of the applicable Conversion Price in the case of the issuance of:

                    (i) Stock issued or issuable upon conversion of Series A Preferred Stock;

                    (ii) Stock issued or issuable as a distribution on Series A Preferred Stock;

                    (iii) Stock issued or issuable by reason of a dividend, split, or other distribution on Stock excluded from adjustment of the applicable Conversion Price pursuant to the preceding clauses (i) and (ii);

                    (iv) Class A Common Stock issued or issuable under that certain Form S-1 Registration Statement dated September 25, 2000;

                    (v) Options to purchase Common Stock granted by the Corporation under that certain [Omnibus Stock Plan dated June 30, 2000] ("Stock Options");

                    (vi) Common Stock issued or issuable upon the exercise of Stock Options; or

                    (vii) Common Stock issued or issuable to former stockholders of Ivy West Educational Services, Inc., under that certain [Asset Purchase Agreement dated June 30, 2000.

          (g) Automatic Conversion.  Immediately prior to the consummation of a
              --------------------
"Qualified IPO" (as defined in Section B.4 of this Article IV), each outstanding share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price.

          (h) Reservation of Stock Issuable Upon Conversion.  The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

                                   ARTICLE V
                              BOARD OF DIRECTORS

               Section 1.    Number of Directors.

          The Corporation shall have three (3) directors, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders.

               Section 2.    Directors.

          Douglas Becker, Peter Cohen and Robert Zentz shall act as the initial directors of the Corporation until the first annual meeting and until their successors are duly chosen and qualified.

               Section 3.    Board Authorization of Stock Issuance.

          The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

               Section 4.    Classification of Stock.

          The Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

               Section 5.    Board Authority to Increase or Decrease Authorized
Stock

          The Board of Directors of the Corporation, with the approval of a majority of the entire Board of Directors, and without action by the stockholders, may amend the charter of the Corporation to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

               Section 6.    Conflict of Interest.

          No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or are pecuniarily or otherwise interested in such contract, transaction or act; provided that (i) the existence of such relationship or such interest shall be disclosed or known to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority of disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (ii) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the MGCL.

               Section 7.    Permissible Considerations by Board of Directors.

          The Board of Directors, in considering a potential acquisition of control of the Corporation, is permitted, but is not required, to consider the effect of the potential acquisition on the stockholders, employees, suppliers, customers, and creditors of the corporation and the communities in which offices or other establishments of the Corporation are located.

                                  ARTICLE VI
                     PROVISIONS CONCERNING CERTAIN RIGHTS
                    OF THE CORPORATION AND THE STOCKHOLDERS

               Section 1.    Right to Amend Charter.

          The Corporation reserves the right to make, from time to time, any amendments of its Charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of outstanding stock as expressly set forth in the Charter.

               Section 2.    Elimination of Preemptive Rights.

          Unless otherwise provided by the Board of Directors, no holder of stock of any class shall be entitled to preemptive rights to subscribe for or purchase or receive any part of any new or additional issue of stock of any class of the Corporation or securities convertible into stock of any class of the Corporation.

               Section 3.    Required Stockholder Vote.

          Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as otherwise provided in this Charter.

               Section 4.    Bylaws.

          The Board of Directors, and not the stockholders, shall have the exclusive power to make, alter, amend or repeal the Bylaws of the Corporation. Any amendment to, repeal of or adoption of any provision inconsistent with this
Section 4 shall be effective only if it is approved by the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class.

               Section 5.    Availability of Appraisal Rights

          The holders of shares of stock of any class of the Corporation are not entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL.

               Section 6. Applicability of the Maryland Control Share and Business Combination Statutes.

          The Corporation elects not to be governed by Subtitle 6 of Title 3 of the MGCL with respect to any "business combination" as defined in such Subtitle. In addition, any acquisition of any shares of stock of the Corporation, including any acquisition of voting rights or other interests in any such stock, shall be exempt from the provisions of Title 3, Subtitle 7 of the MGCL. Accordingly, the provisions of the Maryland Business Combination Act and the Maryland Control Share Acquisition Act shall not apply to this Corporation.

                                  ARTICLE VII
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

               Section 1.  Mandatory Indemnification.

          The Corporation shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended.

               Section 2.  Discretionary Indemnification.

          If approved by the Board of Directors, the Corporation may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise or employee benefit plan to the extent determined to be appropriate by the Board of Directors.

               Section 3.  Advancing Expenses Prior to a Decision.

          The Corporation shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

               Section 4.  Other Provisions for Indemnification.

          The Board of Directors may, by bylaw, resolution or agreement, make further provision for indemnification of directors, officers, employees and agents.

               Section 5.  Limitation of Liability of Directors and Officers.

          To the maximum extent that limitations on the liability of directors and officers are permitted by the MGCL, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

               Section 6.  Effect of Amendment or Repeal.

          No amendment or repeal of any section of this Article, or the adoption of any provision of the Corporation's Charter inconsistent with this Article, shall apply to or affect in any respect the rights to indemnification or limitation of liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

          SECOND: The Corporation desires to amend and restate its Charter as currently in effect. The provisions set forth in the above Articles of Amendment and Restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

          THIRD: The amendment and restatement of the Charter of the Corporation herein made was recommended and advised by the Board of Directors of the Corporation by a unanimous written consent dated June 30, 2000 and was approved by the stockholders of the Corporation by a unanimous written consent dated June 30, 2000.

          FOURTH: The current address of the principal office of the Corporation is 34 Market Place, Baltimore, Maryland 21202 and the Corporation's current resident agent is Robert Zentz, 1000 Lancaster Street, Baltimore, Maryland 21202.

          FIFTH: The Corporation currently has three directors; the directors currently in office are Douglas Becker, Peter Cohen and Robert Zentz.

          SIXTH: (a) The total number of shares of all classes of stock which the Corporation heretofore had authority to issue was Fifty Million (50,000,000) shares, having a par value of One Mill ($.001) per share, all of which shares were of one class and were designated Common Stock.

          (b) The total number of authorized shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

          One Hundred Million (100,000,000) shares of capital stock, consisting of Eighty Million (80,000) shares of Common Stock, having a par value of One Mill ($.001) per share, Ten Million (10,000,000) shares of Class A Common Stock, having a par value of One Mill ($.001) per share, and Ten Million (10,000,000) shares of Series A Preferred Stock, having a par value of One Mill ($.001) per share.

          (c) The aggregate par value of all shares of all classes of stock of the Corporation heretofore authorized was Fifty Thousand Dollars ($50,000). The aggregate par value of all authorized shares of all classes of stock as amended by the Articles of Amendment and Restatement is One Hundred Thousand Dollars ($100,000). These Articles of Amendment and Restatement have the effect of increasing the aggregate par value of all shares of all classes of stock of the Corporation by Fifty Thousand Dollars ($50,000).

          SEVENTH: A description, as amended, of each class of stock which the Corporation is authorized to issue, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, is set forth in Article IV of the Charter of the Corporation, as set forth herein.

          IN WITNESS WHEREOF, eSylvan, Inc. has caused these Articles to be signed in its name and on its behalf by its President and attested by its Secretary as of the 30th day of June 2000.

          THE UNDERSIGNED, President of eSylvan, Inc., acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


ATTEST:                                          eSYLVAN, INC.



By: /s/ Robert Zentz                   By:  /s/ David Graves    (SEAL)
    ----------------                         ----------------
Robert Zentz, Secretary               David Graves, President